Exhibit 99.1

Ultra Clean Holdings Announces Resignation of Phillip Kagel

Menlo Park, CA, March 24, 2005 – Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, announced today that effective immediately, Senior Vice President and Chief Financial Officer Phillip Kagel has resigned for personal reasons. Ultra Clean will immediately begin a search to identify a qualified candidate to fill the position of Chief Financial Officer. Kevin Griffin, Ultra Clean’s former Chief Financial Officer and current Chief Administrative Officer, will assume the role of Acting Chief Financial Officer until a permanent candidate is identified and appointed.

“We appreciate Phil’s service to Ultra Clean and thank Kevin for his willingness to serve as acting Chief Financial Officer in order to ensure a smooth transition as we pursue a search for a replacement candidate,” said Clarence Granger, Ultra Clean’s President and Chief Executive Officer.”

Ultra Clean intends to file its Annual Report on Form 10-K not later than March 31, 2005 as originally planned and as required by the rules of the Securities and Exchange Commission.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should not rely on forward-looking statements, as there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our S-1 registration statement and Form 10-Q’s filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:
Ultra Clean Technology
Kevin Griffin, Acting Chief Financial
Officer
(650) 323-4100
kgriffin@uct.com